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                                                                  Code of Ethics


                                 CODE OF ETHICS

This Code of Ethics sets forth standards of business conduct to be maintained by all members and employees of Research Affiliates.

FIDUCIARY DUTY

Research Affiliates owes a fiduciary duty to all of its clients and all members of Research Affiliates must recognize and understand the requirements of this duty and act accordingly. As part of the fiduciary duty, Research Affiliates and all its members owe to all our clients:

    -Duty of loyalty;

    -Duty to act in the client's best interest;

    -Duty to act with care in handling client's matters; and

    -Duty to avoid conflicts of interest;

Accordingly, it is imperative that we put the interests of our clients ahead of our own. Fiduciary duty is owed to each and every client regardless of the size of their investment or extent of relationship with Research Affiliates. Hence, our actions or lack thereof cannot favor, be in bias of, or give preferential treatment to a particular client over another. Likewise, no advisory account or product will be favored or given preferential treatment over any other account or product. Moreover, in order to avoid any and all actual, potential, or appearance of conflict of interest, all members are strictly prohibited from having personal interest in any matters which may bias the performance of their respective duties. Fiduciary duty Research Affiliates owes to its clients cannot be waived or negotiated away in any contract dealings with a client.


EXPLICIT PROHIBITIONS

In observance of the fiduciary duty owed to our clients, all members of Research Affiliates agree to as follows:

1. No officer, director or employee shall knowingly compete with or aid or advise any person, firm, or corporation in competing with Research Affiliates in any way, or engage in any activity in which his personal interests in any manner conflict, or might conflict with those of Research Affiliates and its clients.

2. No officer, director or employee shall be employed by or have, directly or indirectly, a significant financial interest in any firm, corporation or business of any sort which is engaged in the same or similar lines of business as that carried on by Research Affiliates. A significant financial interest is one, which is so substantial as to create a potential risk of interference with such individual's independent exercise of judgment in the best interest of Research Affiliates.

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3.       No officer, director or employee shall accept or request, directly or indirectly, any favor or thing of value from any person, firm, or non-affiliated corporation, negotiating, contracting, or in any way dealing with Research Affiliates or likely to negotiate, contract, or deal with Research Affiliates, if such favor or thing of value is such as might influence him in negotiating, contracting or dealing with such person, firm, or corporation; and any member or employee who is offered any such favor or thing of value, directly or indirectly, by any such person, firm or corporation shall immediately report such offer to the Compliance Office.

4. No officer, director or employee shall, directly or indirectly, give any favor or thing of value to or engage in the entertainment of any person, firm or non-affiliated corporation, negotiating, contracting or in any way dealing with Research Affiliates or likely to negotiate, contract, or deal with Research Affiliates, except as may be consistent with generally acceptable ethical standards, Research Affiliates policies and procedures, and accepted business practices and not in violation of any applicable law.

5. No officer, director or employee shall participate on behalf of Research Affiliates in any negotiations or dealings of any sort with any person, firm, or non-affiliated corporation in which he has, directly or indirectly, an interest, whether through a personal relationship which is more than mere acquaintance, or through stockholding or otherwise, except an ordinary investment not sufficient to in any way affect his judgment, conduct, or attitude in the matter, or give him a personal interest therein.

6. No officer, director or employee shall receive, in addition to his regular salary, fees, or other compensation as fixed by senior management, any money or thing of value, directly or indirectly, or through any substantial interest in any non-affiliated corporation or business of any sort, or through any personal relationship, for negotiating, procuring, recommending, or aiding in any purchase, sale or rental of property or any loan made by or to Research Affiliates or for endeavoring to do so; nor shall he have any pecuniary or other personal interest, directly or indirectly, or through any other non-affiliated corporation or business or through any personal relationship, in or with respect to any such purchase, sale, rental or

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         loan. Except as provided by law, the foregoing shall not prohibit any director from receiving his normal share of the usual commission earnings of a stock exchange or other brokerage firm of which he is a partner nor shall it prohibit Research Affiliates from making payments to a director for services rendered to Research Affiliates so long as such services are not in violation of any applicable law.

7. No officer, director or employee shall, without proper authority, give or release to anyone not employed by Research Affiliates, or to another employee who has no need for the information, data or information of a confidential nature concerning Research Affiliates.
8. No officer, director or employee shall use non-public information, personally or on behalf of others, for trading of securities. All officers, directors and employees shall report to the Compliance Office personal investment holdings of and transactions relating to all covered securities as defined in Research Affiliates' Policies and Procedures Regarding Material Non-Public Information, Personal Trading, and Code of Ethics, including, among others, those relating to open-end ETF shares and UIT ETF shares.

Research Affiliates places great importance on the Code of Ethics and expects strict adherence to the foregoing by all of its officers, directors, and employees. Any and all violations, past or current, and any concerns of potential foreseeable future violations should be addressed to the Compliance Office immediately. Failure to report either known violations committed by others or information learned that may indicate a potential for future violation of this Code by another member will be deemed a personal violation by the non-disclosing member.

It is vital that all employees understand and observe the foregoing. Should you have any questions, please contact the Compliance Office immediately.


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